Exhibit 99.1

Silver State Bancorp Appoints Mike Thorell Chief Lending Officer and Chief Credit Administration Officer

HENDERSON, Nev.—(BUSINESS WIRE)—May 27, 2008—Silver State Bancorp (NASDAQ: SSBX) today announced the appointment of Mike Thorell, Chief Lending Officer and Credit Administration Officer of Silver State Bank, the Company’s banking subsidiary.

Mr. Thorell had recently been appointed as President of the Company’s Arizona region, a position he will retain. Prior to that Mr. Thorell had been the President and Chief Executive Officer of Choice Bank, the Company’s Arizona chartered banking subsidiary. Effective April 1, 2008, Choice Bank merged with Silver State Bank, with the combined bank operating as Silver State Bank.

Corey L. Johnson, President and Chief Executive Officer of Silver State Bancorp, said “Mike Thorell’s extensive experience and long tenure in the banking industry will add significant and substantive value to our lending practices and protocols. His reputation as one of Arizona’s pre-eminent bankers is peerless and we look forward to this expanded utilization of his knowledge and skills.”

About Silver State Bancorp

Silver State Bancorp, through its wholly-owned subsidiary, Silver State Bank, currently operates thirteen full service branches in southern Nevada and four full service branches in the Phoenix/Scottsdale market area. Silver State Bank also operates loan production offices located in Nevada, California, Washington, Oregon, Utah, Colorado and Florida. Please visit www.silverstatebancorp.com for more information.

Forward-Looking Statements

This press release contains forward-looking statements. Terms such as “will,” “should,” “plan,” “intend,” “expect,” “continue,” “believe,” “anticipate,” “seek,” and similar expressions are forward-looking in nature and reflect management’s view only as the date hereof. Actual results and events could differ materially from those expressed or anticipated and are subject to a number of risks and uncertainties including but not limited to fluctuations in interest rates, asset quality, government regulations, economic conditions and competition in the geographic and business areas in which Silver State Bancorp conducts its operations. We undertake no obligation to review or update any forward-looking statements, whether as a result of new information, future events, or otherwise.

CONTACT:

Investors:

Silver State Bancorp

Corey L. Johnson, 702-433-8300

or

Michael J. Threet, 702-433-8300

or

Stern And Company

Steven D. Stern, 702-240-9533

SOURCE: Silver State Bancorp